Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. ANNOUNCES NAME CHANGE TO BJ’S RESTAURANTS, INC.

STOCK BEGINS TRADING UNDER NEW SYMBOL “BJRI” ON MONDAY AUGUST 16, 2004

Huntington Beach, California, August 16, 2004 – Paul Motenko, Chairman and Co-CEO of Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) announced today that the company has changed its name to BJ’s Restaurants, Inc.

“This change will allow us to focus on leveraging the BJ’s brand in all communications with the public and financial community”, stated Mr. Motenko. “Name recognition and brand awareness will become increasingly important as the company continues to expand and develop in new markets as part of our strategy to become a national restaurant chain.”

As a result of this change, the company’s common stock, which has traded under the symbol “CHGO” will begin trading under a new symbol “BJRI” commencing today, Monday August 16, 2004. The company’s stock will continue to trade on NASDAQ.

BJ’s Restaurants, Inc. has been assigned CUSIP number 09180C 10 6.

Holders of stock certificates bearing the name Chicago Pizza & Brewery, Inc. may continue to hold those certificates and will not be required to exchange them for new stock certificates or take any other action.

BJ’s Restaurants, Inc. currently owns and operates 33 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (23), Texas (4), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.